As filed with the Securities and Exchange Commission on January 28, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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ADVANCE PARADIGM, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2493381 (I.R.S. Employer Identification Number)

545 East John Carpenter Freeway Suite 1570 Irving, Texas (Address of principal executive offices)	75062 (Zip Code)

Advance Paradigm, Inc.
Amended and Restated Incentive Stock Option Plan
(Full title of the plan)

David D. Halbert
Chairman of the Board, President and Chief Executive Officer
545 East John Carpenter Freeway, Suite 1570
Irving, Texas 75062
(972) 830-6199
(Name and address, including zip code, and
telephone number of agent for service)

Copies to:
J. Kenneth Menges, Jr., P.C.
Akin, Gump, Strauss, Hauer & Feld, L.L.P
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
(214) 969 -2800

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value ("Common Stock")	2,000,000	$17.50	$35,000,000	$9,240.00

(1)

Issuable upon exercise of options available for grant under the Plan. This Registration Statement also covers any additional shares that may hereafter become purchasable as a result of the adjustment provisions of the Plan.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h). The calculation of the proposed maximum offering price is based upon the aggregate exercise price for shares of Common Stock issuable upon the exercise of options already granted and is based upon the average of the high and low sales prices of the Common Stock of Advance Paradigm, Inc. on January 26, 2000, as reported by the Nasdaq National Market.

Incorporation of Documents by Reference

          This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a Registration Statement on Form S-8 has been filed with the Securities and Exchange Commission on September 5, 1997 and July 20, 1999, relating to the same employee benefit plan. Accordingly, pursuant to General Instruction E of Form S-8 promulgated under the Securities Act of 1933, as amended, the contents of the Registration Statement on Form S-8 (File No. 333-34999) and the Registration Statement on Form S-8 (File No. 333-83225), filed with the Securities and Exchange Commission on September 5, 1997 and July 20, 1999, respectively, are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meanings assigned to them by the incorporated document.

Amendment to the Amended and Restated Incentive Stock Option Plan

          The Amended and Restated Incentive Stock Option Plan (the "Employee Plan") increases the number of shares available for grant under the plan by 1,000,000 shares. Pursuant to section 4(g) of the Employee Plan, we are registering 2,000,000 shares of our common stock in this Form S-8 to reflect the two-for-one stock split of our common stock in the form of a stock dividend, which went effective on December 1, 1999. Section 4(g) of the Employee Plan adjusts the number of shares of common stock for which options may be granted, the number of shares covered by persons participating in the Employee Plan and the exercise price per share for each option to be proportionately adjusted for any increase in the number of shares of our common stock resulting from the payment of a stock dividend.

Exhibits

          See Index to Exhibits, attached hereto.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 27, 2000.

ADVANCE PARADIGM, INC.

By:	/s/ David D. Halbert David D. Halbert Chairman of the Board, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2000.

Signature	Title
/s/ David D. Halbert David D. Halbert	Chairman of the Board, President and Chief Executive Officer
/s/ Jon S. Halbert Jon S. Halbert	Chief Operating Officer, Executive Vice President and Director
/s/ Danny Phillips Danny Phillips	Chief Financial Officer, Senior Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ David A. George David A. George	Executive Vice President and Director
/s/ Rogers K. Coleman Rogers K. Coleman	Director
/s/ Stephen L. Green Stephen L. Green	Director
/s/ Jeffrey R. Jay Jeffrey R. Jay	Director
/s/ Michael D. Ware Michael D. Ware	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1*	Amended and Restated Incentive Stock Option Plan
4.2**	Incentive Stock Option Plan
4.3	Amended and Restated 1997 Nonstatutory Stock Option Plan (filed herewith)
5	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (filed herewith)
23.1	Consent of Arthur Anderson LLP (filed herewith)
23.2	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5 filed herewith)

*Previously filed in connection with the Company's Proxy Statement filed October 22, 1999 (No. 000-21447)

**Previously filed in connection with the Company's Registration Statement on Form S-1 filed October 8, 1996 (No. 333-06931)